Exhibit 10.97

FuelCell Energy
3 Great Pasture Road
Danbury, CT 06810

September 5, 2024

Anthony J. Leo

Executive Vice President and Chief Technology Officer

via Hand Delivery and Email

Re:Employment Separation Agreement

Dear Mr. Leo:

This employment separation agreement (this “Agreement”) confirms that your employment with FuelCell Energy, Inc. (the “Company”) as Executive Vice President and Chief Technology Officer will terminate effective as of October 1, 2024 (the “Departure Date”). The termination of your employment on the Departure Date will be deemed a termination without cause under Section III.A of your Employment Agreement, dated as of August 1, 2019, with the Company (your “Employment Agreement”).

As a result of this termination of your employment, you will be entitled to receive a severance payment and payment of your COBRA premiums as provided under Section III.A of your Employment Agreement, contingent on your execution of, and agreement to be bound by, and your non-revocation of, a release of all claims as described in Section IV of your Employment Agreement.

However, in light of your contributions to the Company, the Company would like to offer you enhanced termination benefits relative to the payments and other benefits contemplated by your Employment Agreement in exchange for your agreement to certain covenants set forth below and your execution of the release attached hereto as Exhibit A (the “Release”) on the Departure Date.

1.The enhanced termination benefits (the “Separation Benefits”) the Company is offering to you in lieu of the payments and other benefits contemplated by your Employment Agreement, in exchange for your execution and non-revocation of this Agreement and the Release, consist of the following:

a.	A severance payment in an amount equal to twelve (12) months of your annual base salary as of the Departure Date, to be made over a twelve (12) month period,

with payments made in equal installments in accordance with the Company’s usual pay periods, subject to applicable withholding. Payment will commence with the pay period next following the expiration of the revocation period for this Agreement and will be contingent on your continued compliance with this Agreement. Such severance payment will equal, in the aggregate, $334,053.20.

b.

Accelerated vesting of your outstanding unvested time-vesting restricted stock units (RSUs) relating to shares of the Company’s common stock held by you as of the Departure Date, with settlement/payment of RSUs in shares happening on the same schedule as in the award agreement. All other unearned performance stock units and any other outstanding unvested or unearned equity-based awards relating to shares of the Company’s common stock held by you as of the Departure Date will be forfeited. For the avoidance of doubt, your outstanding time-vesting awards as of the Departure Date are as follows:

Grant Date	Total Number of Shares Subject to Award
Dec-11-2023	123,967
Dec-05-2022	39,061
Dec-10-2021	4,710

c.

Continued eligibility to receive payment of your Management Incentive Plan award for fiscal year 2024, subject to applicable withholding, determined based on actual full-year performance and payable at the same time as awards to other participants in the Management Incentive Plan.

d.

Subject to your timely election of continued medical, dental and vision care coverage under COBRA and your continued copayment of premiums associated with such coverage, reimbursement or payment on your behalf, on a monthly basis, of the portion of the costs of continued medical, dental and vision benefits for you and your covered dependents equal to the amount that the Company was paying immediately prior to the Departure Date, with such reimbursement or payment to continue for six (6) months following the Departure Date, provided that you are and remain eligible for COBRA coverage. The Company’s reimbursement or payment of these costs will cease if you become eligible for medical, dental or vision coverage under a plan maintained by a subsequent employer or an employer of your spouse. An amount equal to the portion of the premium paid by the Company for continued medical, dental and vision care coverage under COBRA will be included in your income for tax purposes to the extent required by applicable law, and the Company may withhold taxes from your other compensation for this purpose.

2.By signing below, you agree and acknowledge that the Separation Benefits are greater than anything to which you are entitled to by law, contract, employment policy, or otherwise.

3.Except as provided for in Paragraphs 6 and 7 below, as consideration for the Separation Benefits, by signing below, you, on behalf of yourself, your heirs, assigns, executors, successors and each of them, or any of them, hereby release the Company and the Released Parties (as defined below) from all claims or rights of any kind arising before or through the date you sign this Agreement. This release of all claims includes, but is not limited to, a release of all claims or rights arising out of or in connection with your employment with the Company or the termination of that employment. This release of all claims also includes a release of any claim or right to further wages, compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties. You fully understand and acknowledge that this general release of all claims means that you are forever giving up and waiving all claims and rights, known or unknown, you may have against the Company or any of the other Released Parties based on any conduct that occurred on or before the date you signed this Agreement. By waiving and giving up such claims, you understand that you are releasing the Company and the other Released Parties from any liability or obligation for any expense, damage, losses, or other relief you might claim based on, among other things, the following:

a.

Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the National Labor Relations Act; the False Claims Act; the Families First Coronavirus Response Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; and any other federal, state or local laws or ordinances, including but not limited to the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Law, the Connecticut Free Speech Law, the Connecticut Paid Sick Leave Act, the Connecticut Plant Closing Law, Connecticut's minimum wage and wage payment laws and the anti-retaliation provision of Connecticut's workers' compensation statute;

b.	Any Company policies, practices, contracts or agreements (including any collective bargaining agreements) whether oral or written, express or implied;
c.	Any policy, practice, law or agreement governing the payment of wages, commissions, overtime, meal and rest period penalties, or other compensation and penalties;
d.	Any tort, personal injury or wrongful termination claim;
e.

Any right to bring a class or collective action under the federal Fair Labor Standards Act; any right to join as a class member or collective action member or otherwise participate in any class or collective claim brought under the Fair Labor

Standards Act, and the right to join as a class member or otherwise participate in any class action claim brought under the wage and hour laws of the State of Connecticut for any alleged injuries you may have suffered up through the Departure Date;

f.	Any laws or agreements that provide for punitive, exemplary or statutory damages or for the payment of attorney fees, costs or expenses; and
g.

Any right, title and interest in any Company benefit plans, including, without limitation, the Company’s incentive compensation programs and severance policies, any equity compensation plans, and claims based on or related to such benefit plans or programs other than those interests provided in the Separation Benefits and other than those in which you have a vested interest as of the Departure Date.

4.The term “Released Parties” includes the Company and the Company’s past and present employees, directors, officers, agents, insurers, attorneys, shareholders, successors, executors and representatives of any kind. The term “Released Parties” also includes the Company’s parent, subsidiary and affiliated companies and their past and present employees, directors, officers, agents, insurers, attorneys, shareholders, successors, executors and representatives of any kind.

5.You specifically agree that this Agreement extends to unknown or unsuspected past, present or future rights, claims, injuries or damages of every nature and kind arising from or attributable to your employment with the Company that you might not be aware of at this time.

6.Notwithstanding the above, this Agreement does not waive any claims that you may have: (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute; (b) eligibility for benefits under any unemployment compensation statute; (c) for benefits under any plan currently maintained by the Company in which you are currently a participant and that provides for retirement benefits; (d) under any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights; or (e) any claim that by law cannot be waived or released.

7.Nothing in this Agreement prevents you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Connecticut Department of Labor (“CDOL”), or any other federal, state or local government agency, or otherwise cooperating with or providing information to any such agencies. However, this Agreement does prohibit you from obtaining any personal or monetary relief for yourself based on such a charge or based on your providing information to or cooperating with the EEOC, NLRB, CDOL, or any other federal, state, or local government agency.

8.This Agreement is intended by the parties to effectuate the knowing and voluntary release of all known and unknown claims, including claims under the Age Discrimination in Employment Act. You acknowledge that the releases and waivers of rights set forth in this Agreement are for the payment of monies that exceed those to which you would already be entitled under the Company’s existing benefits programs and payment of these monies is being made specifically contingent upon your consent to the releases and waivers contained herein.

Please be assured that the releases contained in this Agreement do not extend to any rights or claims that you may have under the Age Discrimination in Employment Act that first arise after the date and time you sign this Agreement.

We advise and encourage you to consult with your own attorney before signing this Agreement. Whether you do so is your decision. You have twenty-one (21) days to consider this Agreement. You understand that you may take as much of this twenty-one (21) day period of time to consider this Agreement as you wish before signing it. You and the Company agree that the twenty-one (21) day period begins on the day that this Agreement is delivered to you, and that if the Company changes any of the terms of the offer contained in this Agreement (whether the changes are material or not), the twenty-one (21) day period will not be restarted but will continue without interruption.

If you sign this Agreement before the twenty-one (21) day period expires, the seven (7) day revocation period (described below) will begin immediately. If you sign this Agreement before the twenty-one (21) day period expires, you agree that you have knowingly and voluntarily accepted the shortening of the twenty-one (21) day period and that the Company has not promised you anything or made any representations that are not contained in this Agreement.

You may revoke this Agreement within seven (7) days after you sign it and this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. The law prohibits the Company from shortening the seven (7) day revocation period. You can revoke this Agreement only by delivering the notice to Karen Farrell, the Company’s Chief Human Resources Officer, at Kfarrell@fce.com or to her attention at FuelCell Energy, Inc., 3 Great Pasture Road, Danbury, CT 06810. The revocation notice can be delivered either by personal delivery, email, or through the United States Postal Service, registered or certified mail, postage prepaid and return receipt requested. The Company must receive the revocation within the seven (7) day period for the revocation to be effective. You understand and agree that you will not be paid the Separation Benefits until the seven (7) day revocation period has expired.

9.As additional consideration for the Separation Benefits, you acknowledge and agree that you shall continue to comply with your obligations under the Agreement for Assignment, Confidentiality, Non-Competition and Non-Solicitation, dated as of July 30, 2019, with the Company (the “Non-Competition Agreement”).

10.As additional consideration for the Separation Benefits, you agree that you will cooperate with the Company and its legal counsel in the defense and investigation of any claims and/or lawsuits brought against the Company. In the event the Company requires any information or testimony from you in connection with any claim made against the Company, you agree to appear at any deposition, trial or arbitration, meet with the agents or attorneys of the Company as necessary, and provide the Company with any documents in your custody, possession or control. The Company agrees that it will pay you any reasonable out-of-pocket travel and/or copy expenses which you incur as a result of any specific request of the Company. Should you fail to meet your cooperation obligation as outlined in this Section 10, you agree that you will forfeit the Separation Benefits.

11.You agree that you will not publish or communicate in any way any information or opinions intended to damage the business or personal reputations of the Company and the Released Parties. However, nothing in this Agreement prevents you from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (b) discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.You agree that prior to the Departure Date, you will return to Company any and all property belonging to the Company, including, without limitation, credit cards, keys, files, manuals, lists, books, computers and programs, documents, reports, plans, correspondence, studies and any other tangible thing or things in your possession.

13.To the extent the Company in the exercise of its reasonable judgment shall determine that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) applies to any amounts payable to you hereunder, then any such amounts shall be paid in such fashion and at such times so as to ensure that the Company and you are in compliance with Section 409A of the Code; provided that the Company does not guarantee that any payments or benefits contemplated by this Agreement shall comply with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, in the event that any stock of the Company or any entity within the same controlled group (as defined in Section 414(b) of the Code), is publicly traded on an established securities market as defined in Section 1.409A-1(i) of the Treasury Regulations under Section 409A of the Code, payments to you that are subject to the provisions of Section 409A of the Code will not be made until the date that is six (6) months plus one day after your date of separation from service, or, if earlier than the end of the six-month period, the date of your death, if you are a Specified Employee (as defined below) to the extent required for compliance with Section 409A of the Code. Any payments delayed hereunder shall be paid in a single lump sum payment on such date. For purposes of this paragraph, “Specified Employee” means a key employee (as defined in Code Section 416(i)) of the Company or any affiliated organization with employees in the United States. You will be considered a key employee for the period commencing April 1 and ending on the March 31 thereafter if you were a key employee on the previous December 31 and such designation shall be effective solely for that period.

14.You agree to keep the terms of this Agreement confidential and you agree not to disclose them to anyone without the approval of the Company (including any Company employee or former employee), except that you may disclose the terms of this Agreement to your attorneys, tax consultants, your immediate family, or if applicable, pursuant to court order and, to the extent this Agreement is publicly disclosed by the Company pursuant to applicable disclosure requirements, such as its Securities and Exchange Commission filing requirements, such confidentiality requirement will no longer apply after such public disclosure. In no event will anything in this Agreement prevent you from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful, or (b) discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

15.Should any material covenant, condition or provision (collectively "provision") of this Agreement be determined by a court to be illegal or invalid, the Agreement will be rescinded, and the consideration paid returned, unless the party benefited by the provision chooses to waive the offending provision, in which case the remainder of this Agreement will be enforceable. For a party to waive the benefit of any provision, that party must deliver a written waiver to the other party within five days after the court's final determination that the provision is illegal or invalid.

16.This Agreement shall not be construed as an admission by the Company of any liability to you or of the violation by the Company of any statute or legal or equitable obligation, and the Company denies any such liability or violation.

17.This Agreement sets forth the entire agreement between you and the Company, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement (including your Employment Agreement), other than the Non-Competition Agreement, which shall continue in full force and effect. Any modification to this Agreement shall not be effective unless it is in writing and signed by both parties.

18.This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Connecticut.

19.This Agreement may be executed in counterparts. Each counterpart when executed shall have the efficacy of a signed original. Photocopies or PDF versions of such signed counterparts may be used in lieu of the originals for any purpose. The parties agree that this Agreement may be electronically signed and that the electronic signatures appearing on this agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility. Prior to the execution of this Agreement, either party may withdraw their consent to sign this Agreement electronically by notifying the other party that such consent is withdrawn.

Sincerely,

FUELCELL ENERGY, INC.

By:	/s/ Jason B. Few
Jason B. Few
President and Chief Executive Officer

I have had an adequate opportunity to review this document away from Company premises and to consult anyone of my choice regarding it, including an independent attorney selected by me. I understand the contents of this Agreement, and I agree to all of its terms and conditions.

Dated:	September 26, 2024	/s/ Anthony J. Leo
Anthony J. Leo